Exhibit 99.1

[FLEET LOGO]                              [BANKBOSTON LOGO]

Contacts:   James Mahoney
            Fleet Financial Group
            (617) 346-5472

            Ira Jackson
            BankBoston
            (617) 434-5470

                                                         FOR IMMEDIATE RELEASE

                   FLEET AND BANKBOSTON TO COMBINE $16 BILLION
                                STOCK TRANSACTION

            --Strategic Merger Creates Nation's 8th Largest Bank With Assets of Approximately $180 Billion and 20 Million Customers--

      BOSTON, MA, March 14, 1999 - Fleet Financial Group (NYSE:FLT) and BankBoston (NYSE:BKB) today announced a strategic combination of the two companies through the merger of BankBoston and Fleet. The combined company, which will be called Fleet Boston Corporation, brings together two highly complementary institutions to create a strategically, operationally and financially stronger and more competitive company with a commitment to make its Northeast base of operations the springboard for domestic and global growth.

      The transaction creates the nation's 8th largest bank with assets of approximately $180 billion, powerful consumer and commercial platforms serving 20 million customers, and a diversified portfolio of superior financial products and services. Fleet Boston will also have a market capitalization of $40 billion, ranking it 7th in the industry by this measure.

      Under the terms of the agreement, BankBoston shareholders will receive
1.1844 shares of Fleet for each BankBoston share they own. Based on the closing prices of each company's stock on Friday, March 12, 1999, the transaction values BankBoston shares at $53.00, or in the aggregate at $16 billion. The transaction, which has been unanimously approved by the Boards of Directors of both companies, is expected to close during the fourth quarter of 1999 subject to regulatory approval. It is expected to be accretive to earnings in the first year following the closing.

      Terrence Murray, currently Chairman and Chief Executive Officer of Fleet, will become Fleet Boston Corporation's Chairman and Chief Executive Officer, and Chad Gifford, currently BankBoston's Chairman and Chief Executive Officer, will serve as President and Chief Operating Officer of the new entity. Mr. Gifford will become Chief Executive Officer at year-end 2001 and will become Chairman one year later.

      Robert J. Higgins, Fleet's President and Chief Operating Officer, and Henrique C. Meirelles, BankBoston's President and Chief Operating Officer, will manage the new corporation's businesses. The Latin American bank will retain the name BankBoston. The name of the domestic bank will be determined at a later date following a market and operations review.

      Mr. Murray said, "This transaction is driven by and meets our strategic objectives of achieving the requisite size and scope to compete effectively in our industry while diversifying and improving the range of business lines we have to serve our customers. The combined company will have a healthy mix of earnings streams, with greater emphasis on higher growth businesses and less reliance on core banking activities. On a combined basis, no line of business will contribute more than 20% of total earnings, and higher-growth business areas, like commercial finance, asset management and investment banking, will contribute a greater percentage to earnings than they do today."

      Mr. Gifford said, "As the oldest commercial bank in the nation, founded and deeply rooted in New England, BankBoston joins Fleet to become a financial services powerhouse based in Boston and leading the way globally as we enter the next century. Terry and I are convinced that our new company will create superior shareholder value through innovative products provided by talented and committed professionals. Together, we will build a new company with a new culture for a new century."

      Mr. Higgins said, "As close neighbors, BankBoston and Fleet are well aware of each other's complementary strengths and cross-selling opportunities they offer. Once we combine the strong technology and retail platforms of both companies, we intend to build our electronic banking and brokerage services to become one of the world's premier financial services companies. BankBoston's capabilities will strengthen the product lines available to Fleet's commercial customers. Just as important, we will offer our retail customers a stronger banking platform throughout the Northeast."

      Mr. Meirelles said, "One of the most exciting aspects of this transaction is the increased size and scope of operations that the new entity can use to support BankBoston's established and successful international operations. We have done business in Latin America for over 80 years, and we expect to continue that tradition while pursuing opportunities in other global markets. We also have a tremendous opportunity to achieve synergies in our product capabilities which will benefit our combined customer base."

      The transaction will create a strong, growth oriented company well-positioned in key business segments. In particular, the combination:

  - Creates a world-class competitor with large, diverse business lines capable of competing against global competition;

  - Provides additional scale to invest in core areas like technology, information management, product development and staff;

  - Improves the combined company's competitive position in key consumer and asset management markets;

  - Creates a top-three national commercial lender with full service product capabilities such as loans, debt underwriting, equity underwriting, cash management, and foreign trade services; and

  - Provides a stronger platform for international activities with the capital base and earnings mix that can accommodate future growth.

      Mr. Gifford said, "This transaction also allows BankBoston shareholders to retain a significant ongoing interest in the combined enterprise which, as a world-class company with large and diverse business lines, will be able to compete more effectively and create greater value for shareholders than either company could on its own. In addition, both BankBoston and Fleet employees are becoming part of a larger, stronger company with increased opportunities."

      Mr. Murray said, "One important feature of this transaction is that it preserves a world-class financial institution. The new Fleet Boston Corporation will be an exemplary corporate citizen that will continue the best traditions of both companies' support for and investment in the communities we serve. We will maintain or increase the current level of contributions by both companies and seek opportunities to leverage our strengths for the benefit of communities throughout the Northeast."

      Following the transaction, which will be accounted for on a pooling basis, Fleet shareholders will own 62% of the combined company and BankBoston shareholders will own 38%. On a pro forma basis, the combined company in 1998 would have generated net income of approximately $2.5 billion and at year-end would have had total assets of approximately $180 billion. The combined market capitalization of Fleet Boston Corporation will be approximately $40 billion. Following the close of the transaction, Fleet Boston's Board of Directors will have 22 members, including 12 directors from the current Fleet Board and 10 directors from the current BankBoston Board.

      The companies said that they expect to divest a significant number of branches, customers and ATMs in order to receive regulatory approval for the transaction. The companies have developed a divestiture proposal which they believe is consistent with the policies and precedent of both the Department of Justice and the Federal Reserve.

      Goldman Sachs and Donaldson, Lufkin and Jenrette acted as financial advisors and provided fairness opinions to Fleet. Merrill Lynch and Morgan Stanley Dean Witter acted as financial advisors and provided fairness opinions to BankBoston.

      Fleet Financial Group, headquartered in Boston and listed on the New York Stock Exchange, is a diversified financial services company with $104.4 billion in assets and more than $84 billion in assets under management. Fleet is the nation's sixth largest commercial lender and New England's leading small business lender. Fleet's products and services include consumer banking, government banking, mortgage banking, private banking, corporate finance, commercial real estate lending, credit cards, insurance services, cash management, capital markets, equipment leasing and asset-based lending. Fleet also provides a wide array of investment management services for both individuals and institutional clients and operates the nation's third largest discount brokerage firm through its Quick & Reilly, Inc. subsidiary. With nearly
1,200 branches and 2,500 ATMs, Fleet also provides 24-hour telephone banking as well as on-line banking services through the internet and its PC Banking software for individuals and businesses.

      BankBoston, with assets of $73.5 billion and some 25,000 employees, is the nation's oldest commercial bank. BankBoston is engaged in consumer and business banking in New England; delivering sophisticated solutions to corporations and governments nationally and internationally; and full-service banking in leading Latin American markets. The Corporation's common stock is listed on the New York and Boston stock exchanges.